Exhibit 10.1

CITIGROUP GLOBAL MARKETS INC.

390 Greenwich Street

New York, New York 10013

CONFIDENTIAL

July 11, 2006

Secure Computing Corporation

4810 Harwood Road

San Jose, CA 95124

Attn: Tim Steinkopf, Chief Financial Officer

Project Savannah

Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

1.	Secure Computing Corporation, a Delaware corporation (the “Borrower” or “you”) has advised Citigroup (as defined below) that you propose to acquire (the “Acquisition”) all of the outstanding capital stock of CipherTrust, Inc., a Georgia corporation (the “Acquired Business”). The Acquisition and the Credit Facilities (as defined below) are referred to herein as the “Transactions.” For purposes of this Commitment Letter, “Citigroup,” “we” or “us” means Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.

2.

You have also advised us that you propose to finance a portion of the purchase price of the Acquisition, pay related transaction fees and expenses and provide for ongoing working capital requirements of the Borrower and its subsidiaries with a package of debt financings in an aggregate principal amount of up to $135.0 million. You have requested senior secured first priority credit facilities consisting of (a)(i) a senior secured first prior-ity term loan facility to Borrower of up to $90.0 million (the “First Priority Term Loan Facility”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex A-I (the “First Priority Term Sheet”) and (ii) a senior secured first priority revolving credit facility to Borrower of up to $20.0 million (the “Revolving Credit Facility” and, together with the First Priority Term Loan Facility, the “First Priority Facilities”), as described in the First Priority Term Sheet and (b) a senior secured second priority term loan facility to Borrower of up to $25.0 million (the “Second Priority Facility” and, together with the First Priority Term Loan Facility, the “Term Loan Facilities”; the Term Loan Facilities and the Revolving Credit Facility being collectively referred to as the “Credit Facilities”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex A-II (the “Second Priority Term Sheet”). The date on which the Acquisition, the advances and fundings under the Credit Facilities and the other elements of the Transactions are consummated shall be referred to as the “Closing Date.”

3.	Based upon and subject to the foregoing and to the terms and conditions set forth below, set forth in the First Priority Term Sheet and the Second Priority Term Sheet and set forth in the Conditions Precedent to the Closing Date contained in Exhibit B (collectively, the “Term Sheets”; and, together with this letter agreement, the “Commitment Letter”), Citigroup, acting alone or through or with affiliates selected by it, is pleased to confirm to you its commitment to provide the entire principal amount of the Credit Facilities on the principal terms set forth herein and in the Term Sheets (such commitments being herein referred to as the “Commitment”).

4.	The Commitment of the Citigroup and the undertakings of Citigroup hereunder are subject to (a) your written acceptance, and compliance with the terms and conditions, of a letter from Citigroup to you of even date herewith (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to Citigroup certain fees in connection with the Credit Facilities; (b) there not having occurred a Material Adverse Effect on the Company (as defined in the Acquisition Agreement (as defined in Exhibit B)) since December 31, 2005; (c) there not having occurred a Material Adverse Effect on Parent (as defined in the Acquisition Agreement) since December 31, 2005; (d) Citigroup shall have had the opportunity to perform and be satisfied with the results of confirmatory due diligence with respect to the tax and accounting matters involving the Acquired Business; and (e) satisfaction of all other conditions and requirements and the accuracy of representations described herein and in the Term Sheets.

5.	It is agreed that Citigroup, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and the sole lead arranger for a syndicate of financial institutions and other entities reasonably acceptable to Citigroup and you (together with Citigroup, the “Lenders”) that Citigroup intends to form to provide all or a portion of the Credit Facilities. You designate an affiliate of Citigroup, as determined by Citigroup, as administrative agent for the Credit Facilities. Citigroup will perform the duties and exercise the authority customarily performed and exercised by it in such role.

6.

You agree to use all commercially reasonable efforts to assist Citigroup in achieving a timely syndication of the Credit Facilities that is satisfactory to Citigroup, which Citigroup intends to conduct before the Closing Date, and you agree that Citigroup shall have had a reasonable opportunity and reasonable period of time in which to complete such syndication. The syndication efforts will be accomplished by a variety of means, including your facilitating direct contact during the syndication between senior management, advisors and affiliates of you and the Acquired Business, on the one hand, and the proposed Lenders, on the other hand, and your hosting, with Citigroup and the Acquired Business, one or more meetings with prospective Lenders and various rating agencies at such times and places as we may reasonably request. You agree, upon our request, to use your commercially reasonable efforts to (a) provide, and to cause your affiliates, advisors and, to the extent reasonably possible, the Acquired Business to provide, to Citigroup and each of the prospective Lenders all information reasonably requested by Citigroup to successfully complete the syndication, including the information and projections contemplated hereby, (b) assist, and cause your affiliates, advisors and the Acquired Business to assist, Citigroup in the preparation of one or more confidential information memoranda and other marketing materials in accordance with customary banking industry practices, (c) obtain the rating agencies’ credit ratings required by paragraph 7 below to be used in connection with the syndication and (d) make available your representatives and representatives of the Acquired Business on reasonable prior notice and at reasonable times and places. You also agree to use your commercially reasonable efforts to assist our syndication efforts through your and the Acquired Business’s existing lending relationships. Citigroup reserves the right to engage the services of its affiliates in furnishing the services to be performed as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to them in such manner as Citigroup and its respective affiliates may agree in their sole discretion. You agree that Citigroup may share with any of its respective officers, affiliates and advisors any information related to the Transactions or any other matter contemplated hereby, subject to the confidentiality provisions set forth herein.

7.	You hereby agree to use commercially reasonable efforts to obtain for the Credit Facilities a debt rating from Moody’s Investors Service (“Moody’s”) and from Standard & Poor’s Ratings Group (“S&P”).

8.	Citigroup (and/or one or more of its affiliates) will manage all aspects of the syndication of the Credit Facilities (in consultation with you), including decisions as to the selection of potential Lenders reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, when Lenders reasonably acceptable to you will participate and the final allocations of the commitments among the Lenders, and Citigroup will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the definitive credit agreement, guarantees, security arrangements and related documentation for the Credit Facilities consistent with the terms and conditions hereof and of the Term Sheets and otherwise in form and substance reasonably satisfactory to Citigroup and to you (the “Credit Documentation”). Any agent, arranger or bookrunner titles awarded to other Lenders relating to the Credit Facilities are subject to Citigroup’s prior approval and in any event shall not entail any role relating to the matters referred to in this paragraph without Citigroup’s prior consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities.

9.	You hereby agree that, until the earlier of ninety (90) days after the Closing Date or the completion of successful syndication (as defined in the Fee Letter), there shall be no competing issuance, or announcement of a competing issuance, of any securities, bank facilities or other debt of the Borrower, the Acquired Business or any of their respective subsidiaries being offered, placed or arranged, other than the Credit Facilities, without the prior written consent of Citigroup.

10.	You hereby represent and warrant that (a) all information (other than the Projections, as defined below) concerning you and your subsidiaries and, to your knowledge, the Acquired Business and their subsidiaries and the Transactions (together, the “Information”) that has been or will be made available to Citigroup or the prospective Lenders and Lenders by you or any of your representatives, taken as a whole, is, or will be when furnished, complete and correct in all material respects and, taken as a whole, does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning you and your subsidiaries and, to your knowledge, the Acquired Business and their subsidiaries that have been or will be made available to Citigroup or the Lenders by you or any of your representatives (together, the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time they were made (it being understood that future results of operations and financial condition may differ materially therefrom). You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date so that the representations and warranties contained in the preceding sentence remain correct in all material respects. In syndicating the Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

11.	On the Closing Date (and only if the Closing Date occurs), you hereby agree to reimburse Citigroup for all of its reasonable out-of-pocket fees and expenses (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants, syndication expenses (including printing, distribution, and meetings with prospective Lenders), travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of counsel (including, without limitation, the reasonable fees, expenses and other charges of Cahill Gordon & Reindel LLP, as counsel to Citigroup (and any necessary local or special counsel selected by them in connection with the Transactions), and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing), incurred in connection with the preparation, negotiation, execution and delivery, any waiver or modification and any collection or enforcement of this Commitment Letter, the Term Sheets, the Fee Letter and the Credit Documentation and all of the other transactions described herein and in any definitive documentation and advice in connection therewith and thereafter from time to time on demand.

12.

By your acceptance below, you hereby agree to indemnify and hold harmless Citigroup and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheets, the Fee Letter, the Credit Facilities or any of the transactions contemplated hereby or thereby or the providing or syndication of the Credit Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each

Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the first sentence of the preceding paragraph, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to Borrower, the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheets, the Fee Letter, the Credit Facilities or the transactions contemplated hereby or thereby.

13.	Nothing contained herein shall limit or preclude Citigroup or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Business or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

14.	You acknowledge that Citigroup and its affiliates (the term “Citigroup” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, the Acquired Business or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise. Citigroup will not use confidential information obtained from you or the Acquired Business in connection with the performance by Citigroup of services for other companies and will not furnish any such information to other companies. You also acknowledge that Citigroup has no obligation in connection with the Transactions to use, or to furnish to you or the Acquired Business, confidential information obtained from other companies or entities. You further acknowledge and agree to the disclosure by us (in consultation with you) of information relating to the Credit Facilities to “Gold Sheets” and other similar bank trade publications.

15.	This Commitment Letter, the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your or our accountants, attorneys and other professional advisors retained in connection with the Transactions or as otherwise required by law, may not be disclosed in whole or in part by you or us to any person or entity without your or our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter, but not the Fee Letter, on a confidential basis to the board of directors of, and advisors to, the Acquired Business in connection with their consideration of the Transactions and (b) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose such documents in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (with, if the Fee Letter is so required to be disclosed or filed, appropriate redactions in the Fee Letter acceptable to us). In addition, the Citigroup shall be permitted to use (in consultation with you) information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. Notwithstanding the foregoing, Citigroup, the Lenders and their affiliates may disclose the Commitment Letter, the Fee Letter and the contents hereof and thereof (1) on a confidential basis to their affiliates or any of their or their affiliates’ directors, officers, employees, advisors, representatives, attorneys, accountants, and auditors (collectively, the “Representatives”) whom they determine need to know such information in connection with the Transactions, (2) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of any of their business or that of their Representatives in connection with the exercise of such authority or claimed authority, (3) except the Fee Letter and the contents thereof, to any bank or financial institution or other entity to which any of Citigroup, the Lenders, or any of their affiliates has sold or desires to sell an interest or participation in the Transactions, provided that any such recipient agrees to keep the material confidential, (4) to the extent necessary or appropriate to effect or preserve the security (if any) for any loan or other extension of credit or to enforce any right or remedy or in connection with any claims asserted by or against any of them or any of their Representatives or you or any other person or entity involved in the Transactions, (5) if any of them is requested or required (orally or in writing, by interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, or any similar legal or regulatory process) to disclose any of such material and (6) to the extent such material becomes publicly available other than as a result of a breach of this provision. Furthermore, Citigroup hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies you in accordance with the Patriot Act.

16.

The provisions of paragraphs 11, 12, 13, 14, 15 and 20 shall survive any termination or expiration of this Commitment Letter or the Commitment of Citigroup or the undertakings of Citigroup set forth herein, and the provisions of paragraphs 6, 7, 8, 9 and 10 shall survive until completion of primary syndication of the Credit Facilities (as determined by Citigroup). If definitive documentation relating to the Credit Facilities shall be executed and delivered, your obligations under this Commitment Letter in respect of the Credit Facilities, other than those relating to confidentiality, no competing issuance and to the syndication

(including provision of supplemental Information and Projections) of such Credit Facilities (which shall remain in full force and effect), shall automatically terminate and be superseded by the provisions contained in such definitive documentation upon the execution and delivery thereof.

17.	This Commitment Letter and the Commitment of Citigroup and the undertakings of Citigroup set forth herein shall, in the event this Commitment Letter is accepted by you as provided in paragraph 20 hereof, automatically terminate at 5:00 p.m. (New York time) on October 31, 2006, if the consummation of the Acquisition and the other elements of the Transactions, including the initial funding under the Credit Facilities, shall not have occurred by such time.

18.	This Commitment Letter and the commitments, undertakings and agreements hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us in our sole discretion from (a) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth above) to any such affiliate, and (b) granting participations in, or selling (in consultation with you) assignments of all or a portion of, the Commitment or the advances under the Credit Facilities pursuant to arrangements reasonably satisfactory to us (provided that we shall remain obligated hereunder). This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

19.	Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof, with a copy to John McNulty; and (b) Citicorp North America, Inc. and Citigroup Global Markets Inc., at 390 Greenwich Street, New York, New York 10013, Attention: David J. Wirdnam.

20.

THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND TOGETHER CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PREVIOUS AGREEMENT, WRITTEN OR ORAL, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER, EACH ELEMENT OF THE TRANSACTIONS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY. IN ADDITION, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS OR THE PERFORMANCE OF ANY OF THE PARTIES HEREUNDER, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY

(A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK; (B) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (C) WAIVES THE DEFENSE OF ANY INCONVENIENT FORUM TO SUCH NEW YORK STATE OR FEDERAL COURT; (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANOTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; (E) TO THE EXTENT THAT SUCH PARTY OR ITS PROPERTIES OR ASSETS HAVE OR HEREAFTER MAY HAVE ACQUIRED OR BE ENTITLED TO IMMUNITY (SOVEREIGN OR OTHERWISE) FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR FROM EXECUTION OF A JUDGMENT OR OTHERWISE), FOR SUCH PARTY OR ITS PROPERTIES OR ASSETS, AGREES NOT TO CLAIM ANY SUCH IMMUNITY AND WAIVES SUCH IMMUNITY; AND (F) CONSENTS TO SERVICE OF PROCESS BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SET FORTH ON THE FIRST PAGE OF THIS COMMITMENT LETTER AND AGREES THAT SUCH SERVICE SHALL BE EFFECTIVE WHEN SENT OR DELIVERED. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile shall be effective as delivery of a manually-executed counterpart.

21.	The Borrower and each Guarantor (as defined in Exhibit A) acknowledge and agree that in connection with all aspects of the Transactions contemplated by this Commitment Letter, the Borrower, each Guarantor and Citigroup have an arm’s-length business relationship that creates no fiduciary duty on the part of Citigroup and the Borrower and each Guarantor expressly disclaims any fiduciary relationship.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to Citigroup, together with an executed counterpart of the Fee Letter, by no later than 5:00 p.m. (New York time) on July 11, 2006. This Commitment Letter, the Commitment of Citigroup and the undertakings of Citigroup set forth herein shall automatically terminate at such time unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to Citigroup in accordance with the terms of the immediately preceding sentence.

Sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ David J. Wirdnam
Name:	David J. Wirdnam
Title:	Director

SECURE COMPUTING CORPORATION

By:	/s/ John McNulty
Name:	John McNulty
Title:	Chairman, President and CEO

EXHIBIT A-I

$110,000,000

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings specified in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Secure Computing Corporation, a Delaware corporation (the “Borrower”).

Sole Lead Arranger:	Citigroup Global Markets Inc. will act as sole lead arranger for the Credit Facilities (as defined below) (in such capacity, the “Lead Arranger”), and will perform the duties customarily associated with such role.

Sole Bookrunner:	Citigroup Global Markets Inc. will act as sole bookrunner for the Credit Facilities, and will perform the duties customarily associated with such role.

Administrative Agent:	An affiliate of Citigroup will act as sole administrative agent and collateral agent for the Lenders (as defined below) (in such capacities, collectively, the “Administrative Agent”), and will perform the duties customarily associated with such roles.

Lenders:	A syndicate of financial institutions and other entities (each, a “Lender” and, collectively, the “Lenders”) arranged by the Lead Arranger and reasonably acceptable to the Borrower.

Credit Facilities:	Senior first priority secured credit facilities (the “First Priority Facilities”) in an aggregate principal amount of up to $110.0 million, such First Priority Facilities comprising:

(a) First Priority Term Loan. A first priority term loan B facility in an aggregate principal amount of up to $90.0 million (the “First Priority Term Loan Facility”); and

(b) Revolving Credit Loans. A first priority revolving credit facility (with a subfacility for letters of credit in an amount to be agreed and a sub-facility

A-I-1

for swingline loans in an amount to be agreed, each on customary terms and conditions with compensation to be agreed (it being understood that, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis)) in an aggregate principal amount of $20.0 million (the “Revolving Credit Facility”).

Use of Proceeds:	The proceeds of the First Priority Facilities shall be used, together with the proceeds of the Second Priority Facility, to (a) finance the Transactions; (b) pay related fees and expenses incurred in connection with the Transactions; and (c) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Availability:	Advances under the First Priority Term Loan Facility will be available in a single draw on the Closing Date. Advances repaid or prepaid may not be reborrowed.

The entire amount of advances under the Revolving Credit Facility will be available after the Closing Date for working capital and general corporate purposes of the Borrower and its subsidiaries. Advances repaid or prepaid may be reborrowed.

Documentation:	The documentation for the First Priority Facilities will include, among others, a credit agreement (the “First Priority Credit Agreement”), guarantees and appropriate pledge, security, mortgage and other collateral documents and an intercreditor agreement (collectively, the “First Priority Credit Documentation”) and containing the definitions set forth in Annex II hereto and customary terms for facilities of such type. The Borrower and the Guarantors (as defined below under “Guarantors”) are herein referred to as the “Loan Parties” and individually as a “Loan Party.”

Guarantors:	The obligations of the Borrower under the First Priority Facilities and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, the Lead Arranger, a Lender or any affiliate of the foregoing (“Hedging Arrangements”) shall be unconditionally guaranteed, on a joint and several basis, by each direct and indirect wholly owned domestic subsidiary of the Borrower (each a “Guarantor”; and its guarantee is referred to herein as a “Guarantee”).

A-I-2

Security:	There shall be granted to the Administrative Agent and the Lenders valid and perfected first priority (subject to the second priority liens securing the obligations under the Second Priority Credit Documentation pursuant to an intercreditor agreement customary for transactions of this kind and subject to certain other exceptions to be set forth in the First Priority Credit Documentation) liens and security interests in all of the following:

(a)    All present and future shares of capital stock (or other ownership or profit interests in) of each of the Borrower’s present and future domestic subsidiaries and 65% of the capital stock of Borrower’s and such subsidiaries’ first-tier foreign subsidiaries;

(b)    Substantially all of the material tangible and intangible properties and assets (including but not limited to all equipment, inventory, receivables, contract and other intangible rights, material owned real property, cash and deposit accounts, intellectual property and proceeds of the foregoing and excluding, without limitation, vehicles, leaseholds, contracts that contain a valid and enforceable prohibition on assignment, but only so long as such prohibition exists and is effective and valid notwithstanding applicable UCC anti-assignment provisions) of the Borrower and each of the Guarantors;

(c) All present and future intercompany debt of the Borrower and each Guarantor; and

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

All the foregoing are collectively referred to as the “Collateral”; it being understood that, unless otherwise specified, none of the foregoing shall be subject to any other liens or security interests except for certain exceptions to be agreed upon. All such security interests will be created pursuant to First Priority Credit Documentation

A-I-3

reasonably satisfactory to the Lead Arranger. On the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Lead Arranger shall have been made) and shall also secure the Guarantees and any Hedging Arrangements. Notwithstanding the foregoing, no pledge or security interest shall be granted to the extent such pledge or security interest would be prohibited by applicable law or would result in material adverse tax consequences or to the extent the cost of obtaining such pledge or security interest would be excessive in relation to the benefit thereof in the Lead Arranger’s reasonable judgment after consultation with the Borrower.

Final Maturity:	The final maturity of (a) the First Priority Term Loan Facility will occur on the seventh anniversary of the Closing Date and (b) the Revolving Credit Facility will occur on the sixth anniversary of the Closing Date (in each case, the “Termination Date”) and the commitments with respect to the Revolving Credit Facility shall automatically terminate on such date.

Amortization Schedule:	The First Priority Facilities will amortize as follows:

(a) First Priority Term Loan Facility. The First Priority Term Loan Facility will amortize quarterly in amounts equal to 1% per annum in years one through six and the first three quarters of year seven, with the remainder payable on the seventh anniversary of the Closing Date; and

(b) Revolving Credit Facility. None.

Interest Rates and Fees:	Interest rates and fees in connection with the First Priority Facilities will be as specified on Annex I hereto.

Mandatory Prepayments/Reductions in Commitment:

The First Priority Term Loan Facility will be required to be prepaid (subject to baskets, exceptions and, in the case of clauses (b) and (e) below, the right (A) to reinvest (including in permitted acquisitions) proceeds within 365 days or (B) to commit pursuant to a binding contract to reinvest such proceeds within 365 days of receipt of proceeds, so long as the reinvestment is completed within (1) 180 days after such commitment, in

A-I-4

the case of proceeds from asset sales, and (2) one year after such commitment, in the case of insurance and condemnation proceeds) with (a) beginning with fiscal year 2007, 50% of annual Excess Cash Flow (as defined in Annex II hereto) (including a step-down to 25% if the Borrower’s Total Leverage Ratio is less than or equal to 2.00:1.00), (b) 100% of the net cash proceeds of asset sales and other asset dispositions by the Borrower or any of its subsidiaries, (c) 100% of the net cash proceeds of the issuance or incurrence of debt (other than permitted debt) by the Borrower or any of its subsidiaries), (d) 50% of the net cash proceeds of issuances of equity of Borrower and its subsidiaries, subject to limited exceptions to be agreed and (e) 100% of any Extraordinary Receipts (to be defined in the First Priority Credit Documentation as certain insurance proceeds and certain condemnation and casualty proceeds (subject to the reinvestment rights described above)).

Notwithstanding the foregoing, each Lender under the First Priority Term Loan Facility (each a “First Priority Term Lender”) shall have the right to reject its pro rata share of any mandatory prepayment described above, in which case the amounts so rejected shall be offered ratably to each non-rejecting First Priority Term Lender, with any portion of such mandatory prepayment that is rejected by such First Priority Term Lenders being offered to Lenders under the Second Priority Credit Facility.

The above-described mandatory prepayments shall be applied to the remaining amortization payments under the First Priority Term Loan Facility in chronological order.

Voluntary Prepayments/Reductions in Commitment:

Advances under the First Priority Facilities may be prepaid at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

Any application of a voluntary prepayment to the First Priority Term Loan Facility shall be applied to the scheduled amortization payments of the First Priority Term Loan Facility as directed by the Borrower.

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Conditions to Initial Advances:	The making of the initial advances under the First Priority Facilities shall be subject to (a) the conditions set forth in Exhibit B to the Commitment Letter and (b) accuracy in all material respects of representations and warranties.

Conditions to All Extensions of Credit:	Each extension of credit under the First Priority Facilities will be subject to (a) delivery of notice, (b) absence of any default and (c) continued accuracy in all material respects of representations and warranties.

Representations and Warranties:	Applicable to the Loan Parties and their subsidiaries (subject to baskets and exceptions to be agreed) as follows: accuracy of financial statements and preparation in accordance with GAAP; corporate existence and capital structure; due authorization, execution and delivery of appropriate documents; subsidiaries; no conflict with laws or material agreements; legal, valid and binding agreements; absence of material litigation; absence of material undisclosed liabilities; environmental regulations and liabilities; ERISA; possession of all necessary consents, approvals, licenses and permits; compliance with all applicable laws and regulations; payment of taxes; ownership of properties; solvency; liens; no default; insurance; labor matters; accuracy of disclosure; absence of any material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties and their subsidiaries, taken as a whole (not to be applicable to the first advance); validity, perfection and priority of liens on Collateral; Federal Reserve Regulations; Investment Company Act; Patriot Act compliance; and accuracy of representations and warranties in acquisition documents.

Affirmative Covenants:	Applicable to the Loan Parties and their subsidiaries and consistent with recent credit facilities similar to the First Priority Facilities for affiliates of Warburg Pincus LLC (subject to baskets and exceptions to be agreed) as follows: use of proceeds; payment of taxes and performance of other material obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of corporate separateness;

A-I-6

compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; inspection and visitation rights; notices of defaults, litigation and other material events; financial and other information reporting (including annual audited and quarterly unaudited financial statements and annual updated budgets); use of commercially reasonable efforts to maintain a rating of the First Priority Facilities by each of S&P and Moody’s; and guarantees, further assurances and security interests in after-acquired property.

Negative Covenants:	Applicable to the Borrower and its subsidiaries (subject to baskets and exceptions to be agreed) as follows: limitations on indebtedness; liens; further negative pledges; acquisitions and other investments; dividends, repurchases of equity interests and other restricted payments; mergers, consolidations and other fundamental changes; dispositions; sale-leaseback transactions; transactions with affiliates; further limitations on dividend and other payment restrictions affecting subsidiaries; changes in business; amendment of documents relating to material indebtedness and organizational documents; prepayment, redemption or repurchase of subordinated indebtedness and Second Priority Term Loans (as defined in Annex A-II to the Commitment Letter); and limitations on payments of principal or interest on the Merger Note (as defined in the Acquisition Agreement).

Financial Covenants:

The financial covenants will be applicable beginning with the fiscal quarter ending December 31, 2006 and will be the following covenants with levels to be agreed:

1.      Maximum Consolidated Leverage Ratio.

2.      Minimum Ratio of EBITDA to Cash Interest Expense.

3.      Maximum Capital Expenditures.

For purposes of determining compliance with the financial covenants, any equity investment made in the Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter

A-I-7

will, at the request of the Borrower, be included in the calculation of EBITDA (as defined in Annex II hereto) for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such investment so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of a least one fiscal quarter in which no Specified Equity Contribution is made, (b) in each eight fiscal quarter period there shall be a period of at least four consecutive fiscal quarters during which no Specified Equity Contribution is made and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants.

Events of Default:	Defaults (with grace periods and thresholds to be agreed) as follows: nonpayment of principal, interest or other amounts; breach of representation or warranty; failure to perform or observe of covenants and obligations; default on or acceleration of other indebtedness in a principal amount exceeding $10.0 million; unsatisfied judgments exceeding $10.0 million; bankruptcy or insolvency; ERISA; change of control; and actual or asserted loss of validity, priority or enforceability, or impairment, of any First Priority Credit Documentation or Collateral impacting a substantial portion of the assets of the Borrower and its subsidiaries taken as a whole.

Yield Protection and Increased Costs:	Customary for facilities and transactions of this type, including, without limitation, tax gross ups, increased cost provisions, breakage provisions, indemnities, and other customary items.

Assignments and Participations:	Each assignment under the Revolving Credit Facility shall require the consent of each issuing bank in respect of letters of credit issued thereunder, the swingline loan Lender thereunder and the Borrower, such consents not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required (i) for assignments to another Lender or its affiliates or any Federal Reserve Bank or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. Each assignment under the First Priority

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Term Loan Facility shall require the consent of the Borrower, such consent not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required (i) for assignments to another Lender or its affiliates or any Federal Reserve Bank or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Assignments will be in minimum amounts of $2,500,000 in respect of the Revolving Credit Facility and $1,000,000 in respect of the First Priority Term Loan Facility (or the lesser amount of the assignor’s commitments and loans, as applicable).

Participations shall be permitted without restriction subject to customary limitations on voting rights for participants.

Required Lenders:	Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments or waivers of certain provisions of the First Priority Credit Documentation requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure or to protect against certain differential impacts (it being understood that there shall be no “class voting”). If any Lender refuses to consent to any amendment or waiver requested by the Borrower that requires the consent of more than the Required Lenders and such amendment or waiver is consented to by the Required Lenders, the Borrower may require such Lender to assign all of its interests, rights and obligations under the Credit Facilities to an eligible assignee that shall consent to such requested amendment or waiver.

Expenses and Indemnification:	All reasonable out-of-pocket expenses of the Lead Arranger and the Agents (and of all Lenders in the case of enforcement costs and documentary taxes) associated with the negotiation, preparation, execution and delivery or administration of, any waiver or modification (whether or not effective) of, the arranging and syndicating of, and the enforcement of, any First Priority Credit Documentation (including the reasonable fees, disbursements and other charges of counsel for the Lead Arranger and the Agents) are to be paid by the Loan Parties on the Closing Date and thereafter from time to time on demand.

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The Loan Parties will indemnify the Lead Arranger, the Agents, the Lenders and their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and all liabilities arising out of or relating to any claim or litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or has commenced any litigation and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relate to the Transactions or any transactions related thereto, except to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the First Priority Credit Documentation will waive the right to trial by jury.

Counsel for the Lead Arranger:	Cahill Gordon & Reindel LLP

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EXHIBIT A-II

$25,000,000

SECOND PRIORITY CREDIT FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings specified in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Same as the Borrower under the Credit Facilities as set forth in the First Priority Term Sheet attached as Exhibit A-I to the Commitment Letter.

Sole Lead Arranger:	Citigroup Global Markets Inc. will act as sole lead arranger for the Second Priority Credit Facility (as defined below) (in such capacity, the “Lead Arranger”), and will perform the duties customarily associated with such role.

Sole Bookrunner:	Citigroup Global Markets Inc. will act as sole bookrunner for the Second Priority Credit Facility, and will perform the duties customarily associated with such role.

Administrative Agent:	An affiliate of Citigroup will act as sole administrative agent and collateral agent for the Lenders (as defined below) (in such capacities, collectively, the “Administrative Agent”), and will perform the duties customarily associated with such roles.

Lenders:	A syndicate of financial institutions and other entities (each, a “Lender” and collectively, the “Lenders”) arranged by the Lead Arranger and reasonably acceptable to the Borrower.

Second Priority Facility:	Senior second priority secured term loan facility (the “Second Priority Credit Facility”) in an aggregate principal amount of up to $25.0 million.

Use of Proceeds:	The proceeds of the Second Priority Credit Facility shall be used to (a) finance in part the Transactions; and (b) pay related fees and expenses incurred in connection with the Transactions.

Availability:	Advances under the Second Priority Credit Facility will be available in a single draw on the Closing Date. Advances repaid or prepaid may not be reborrowed.

Documentation:	The documentation for the Second Priority Credit Facility will include, among others, a credit agreement (the “Second Priority

Credit Agreement”), guarantees and appropriate pledge, security, mortgage and other collateral documents and an intercreditor agreement (collectively, the “Second Priority Credit Documentation”) and containing the definitions set forth in Annex II to Exhibit A-I of the Commitment Letter. The Borrower and the Second Priority Guarantors (as defined below under “Guarantors”) are herein referred to as the “Second Priority Loan Parties” and individually as a “Second Priority Loan Party.”

Guarantors:	The obligations of the Borrower under the Second Priority Credit Facility shall be unconditionally guaranteed, on a joint and several basis, by each direct and indirect wholly owned domestic subsidiary of the Borrower that guarantees the First Priority Facilities (each a “Second Priority Guarantor”; and its guarantee is referred to herein as a “Second Priority Guarantee”).

Security:	There shall be granted to the Administrative Agent and the Lenders valid and perfected second priority (subject to the first priority liens securing the obligations under the Credit Documentation pursuant to an intercreditor agreement customary for transactions of this kind and subject to certain other exceptions to be set forth in the Second Priority Credit Documentation) liens and security interests in all of the following:

(a)    All present and future shares of capital stock (or other ownership or profit interests in) of each of Borrower’s present and future domestic subsidiaries and 65% of the capital stock of Borrower’s and such subsidiaries’ first-tier foreign subsidiaries;

(b)    Substantially all of the material tangible and intangible properties and assets (including but not limited to all equipment, inventory, receivables, contract and other intangible rights, material owned real property, cash and deposit accounts, intellectual property and proceeds of the foregoing and excluding, without limitation, vehicles, leaseholds, contracts that contain a valid and enforceable prohibition on assignment, but only so long as such prohibition exists and is effective and valid notwithstanding applicable UCC anti-assignment provisions) of the Borrower and each of the Second Priority Guarantors;

(c) All present and future intercompany debt of the Borrower and each Second Priority Guarantor; and

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

All the foregoing are collectively referred to as the “Collateral”; it being understood that, unless otherwise specified, none of the foregoing shall be subject to any other liens or security interests, except as described above and except for certain exceptions to be agreed upon. All such security interests will be created pursuant to Second Priority Credit Documentation reasonably satisfactory to the Lead Arranger. On the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Lead Arranger shall have been made) and shall also secure the Second Priority Guarantees. Notwithstanding the foregoing, no pledge or security interest shall be granted to the extent such pledge or security interest would be prohibited by applicable law or would result in material adverse tax consequences or to the extent the cost of obtaining such pledge or security interest would be excessive in relation to the benefit thereof in the Lead Arranger’s reasonable judgment after consultation with the Borrower.

Final Maturity:	The final maturity of the Second Priority Credit Facility will occur on the date that is 7.5 years after the Closing Date.

Amortization Schedule:	None.

Interest Rates and Fees:	Interest rates and fees in connection with the Second Priority Credit Facility will be as specified on Annex I attached hereto.

Mandatory Prepayments/Reductions in Commitment:

Subject to the requirements of the First Priority Credit Documentation and the intercreditor agreement, the Second Priority Credit Facility will be required to be prepaid (subject to baskets, exceptions and, in the case of clauses (b) and (e) below, the right (A) to reinvest (including in permitted acquisitions) proceeds within 365 days or (B) to commit pursuant to a binding contract to reinvest such proceeds within 365 days of receipt of proceeds, so long as the reinvestment is completed within (1) 180 days after such commitment, in the case of proceeds from asset sales, and (2) one year after such commitment, in the case of insurance and condemnation proceeds) with (a) beginning with fiscal year 2007, 50% of annual Excess Cash Flow (as defined in Annex II to Exhibit A of the Commitment Letter) (including a step-down to 25% if the Borrower’s Total Leverage Ratio is less than or equal to 2.00:1.00), (b) 100% of the net cash proceeds of asset sales and other asset dispositions by the Borrower or any of its subsidiaries, (c) 100% of the net cash proceeds of the issuance or incurrence of debt (other than permitted debt) by the Borrower or any of its subsidiaries), (d) 50% of the net cash proceeds of issuances of equity of Borrower and its subsidiaries, subject to limited exceptions to be agreed and (e) 100% of any Extraordinary Receipts (to be defined as certain insurance proceeds and certain condemnation and casualty proceeds (subject to the reinvestment rights described above)); provided, however, that, until all loans under the First Priority Term Loan Facility shall have been paid in full, such prepayments shall first be offered to the lenders under the First Priority Term Loan Facility, and shall not be required to be used to prepay loans under the Second Priority Credit Facility except to the extent rejected by the lenders under the First Priority Term Loan Facility.

Notwithstanding the foregoing, each Lender under the Second Priority Credit Facility (each a “Second Lien Term Lender”) shall have the right to reject its pro rata share of any mandatory prepayment described above, in which case the amounts so rejected shall be offered ratably to each non-rejecting Second Lien Term Lender. Any such amounts which are further rejected by such non-rejecting Second Lien Term Lenders may be retained by the Borrower.

Voluntary Prepayments/Reductions in Commitment:

Advances under the Second Priority Credit Facility may be prepaid at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period), and except that all voluntary prepayments and refinancings (in whole or in part) shall be accompanied by a premium of (i) during the first year following the Closing Date, 2% of the principal amount thereof, (ii) during the second year following the Closing Date, 1% of the principal amount thereof and (iii) thereafter, none.

Conditions to Advance:	The making of the advance under the Second Priority Credit Facility shall be subject to the conditions set forth on Exhibit B to the Commitment Letter and to the (a) delivery of notice, (b) absence of any default except as set forth in clause (c) below and (c) accuracy in all material respects of representations and warranties.

Representations and Warranties:	Same as for the First Priority Facilities to be applicable to the Second Priority Loan Parties and their subsidiaries.

Affirmative Covenants:	Substantially the same as for the First Priority Facilities to be applicable to the Second Priority Loan Parties and their subsidiaries.

Negative Covenants:	Substantially the same as for the First Priority Facilities to be applicable to the Second Priority Loan Parties and their subsidiaries.

Financial Covenant:	Maximum Total Leverage Ratio covenant

The financial covenant contemplated above shall have levels to be agreed and related defined terms to be mutually agreed in the Second Priority Credit Documentation (and consistent with the corresponding provisions of the First Priority Credit Documentation). The financial covenant contemplated above will apply to the Borrower and its subsidiaries on a consolidated basis.

The financial covenant will be applicable beginning with the fiscal quarter ending December 31, 2006, and the covenant levels shall be less restrictive than the corresponding covenant in the First Priority Facilities by 0.5x EBITDA.

For purposes of determining compliance with the financial covenant, any equity investment made in the Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA (as defined in Annex II to Exhibit A-I of the Commitment Letter) for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such investment so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made, (b) in each eight fiscal quarter period there shall be a period of at least four consecutive fiscal quarters during which no Specified Equity Contribution is made and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants.

The covenants applicable to the Second Priority Credit Facility will provide for increases in basket amounts by an amount to be agreed over those in the First Priority Facilities.

Events of Default:	Customary for recent facilities similar to the Second Priority Credit Facility (with grace periods and thresholds to be agreed) as follows: nonpayment of principal, interest or other amounts; breach of representation or warranty; failure to perform or observe of covenants and obligations; default on or acceleration of other indebtedness in a principal amount exceeding $15.0 million; unsatisfied judgments exceeding $15.0 million; bankruptcy or insolvency; ERISA; change of control; and actual or asserted loss of validity or enforceability or impairment of any Second Priority Credit Documentation or Collateral impacting a substantial portion of the assets of the Borrower and its subsidiaries taken as a whole.

Yield Protection and Increased Costs:	Customary for facilities and transactions of this type, including, without limitation, tax gross ups, increased cost provisions, breakage provisions, indemnities, and other customary items.

Assignments and Participations:	Each assignment under the Second Priority Credit Facility shall require the consent of the Administrative Agent and notice to (but not the consent of) the Borrower. Assignments will be in minimum amounts of $1,000,000 (or the lesser amount of the assignor’s commitments and loans, as applicable).

Participations shall be permitted without restriction subject to customary limitations on voting rights for participants.

Required Lenders:	Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments or waivers of certain provisions of the Second Priority Credit Documentation requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure or to protect against certain differential impacts. If any Lender refuses to consent to any amendment or waiver requested by the Borrower that requires the consent of more than the Required Lenders and such amendment or waiver is consented to by the Required Lenders, the Borrower may require such Lender to assign all of its interests, rights and obligations under the Second Priority Credit Facility to an eligible assignee that shall consent to such requested amendment or waiver.

Expenses and Indemnification:	All reasonable out-of-pocket expenses of the Lead Arranger and the Agents (and of all Lenders in the case of enforcement costs and documentary taxes) associated with the negotiation, preparation, execution and delivery or administration of, any waiver or modification (whether or not effective) of, the arranging and syndicating of, and the enforcement of, any Second Priority Credit Documentation (including the reasonable fees, disbursements and other charges of counsel for the Lead Arranger and the Agents) are to be paid by the Second Priority Loan Parties on the Closing Date and thereafter from time to time on demand.

The Second Priority Loan Parties will indemnify the Lead Arranger, the Agents, the Lenders and their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and all liabilities arising out of or relating to any claim or litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or has commenced any litigation and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relate to the Transactions or any transactions related thereto, except to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Second Priority Credit Documentation will waive the right to trial by jury.

Counsel for the Lead Arranger:	Cahill Gordon & Reindel LLP.